SECURITIES AND EXCHANGE
                                   COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported)   November 10, 1999
                                                         -----------------

                        FIRST COMMUNITY BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)


           Indiana                      0-19618             35-1833586
  (State or other jurisdiction        (Commission          (IRS Employer
       of incorporation)              File Number)      Identification No.)


                               210 East Harrison
                             Bargersville, Indiana
                    (Address of principal executive offices)
                                     46106
                                   (Zip Code)
                                 (317) 442-5171
              (Registrant's telephone number, including area code)


                                      N/A
         (Former name or former address, if changed since last report.)

Item 5. Other Events

        On November 10, 1999 First Community Bancshares, Inc. (the "Registrant," "us," or "we") entered into an Agreement and Plan of Reorganization with Blue River Federal Savings Bank ("Blue River") which contemplates our acquiring Blue River for approximately $3.9 million. Blue River is a federally chartered stock savings bank with its only facility located in Edinburgh, Johnson County, Indiana. Based upon the Report on Form 10-Q for the quarterly period ended September 30, 1999, of Blue River Savings Bank as filed with the Office of Thrift Supervision, at September 30, 1999 Blue River had total assets of approximately $26.5 million, deposits of approximately $18.3 million, net loans of $21.4 million, and shareholders' equity of approximately $2.6 million. As of the same date we had total assets of approximately $149.2 million, deposits of approximately $131 million, net loans of approximately $105 million and shareholders' equity of approximately $8.9 million.

        We will form an interim Indiana chartered bank subsidiary which will initially be merged with and into Blue River and thereafter Blue River will be merged with and into First Community Bank and Trust Company, our wholly-owned subsidiary.

        Closing of the transaction is subject to a number of conditions including various regulatory approvals and is not expected to occur until next year.

Item 7. Financial Statement and Exhibits

        A. Agreement and Plan or Reorganization by and between Blue River Federal Savings Bank, a federally chartered stock savings bank, and First Community Bancshares, Inc., an Indiana corporation and bank holding company, dated November 10, 1999.

        B. Press Release issued November 11, 1999 by the registrant.

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             First Community Bancshares, Inc.
                                             (Registrant)

        Date: November 16, 1999              By: /s/ Albert R. Jackson, III
                                                ---------------------------
                                                     Albert R. Jackson, III
                                                     CEO